EXHIBIT (a)(9)

For Immediate Release


                                              EASTMAN CHEMICAL COMPANY CONTACTS:
                                                            Media: Martha Lawson
                                                                    423.229-6574
                                                        Investors: MaryAnn Arico
                                                                    423.229-8692



                    HART-SCOTT-RODINO WAITING PERIOD EXPIRES
                          FOR EASTMAN'S CASH OFFER FOR
                          McWHORTER TECHNOLOGIES, INC.


KINGSPORT, Tenn. - May 24, 2000 - Eastman Chemical Company (NYSE: EMN) today announced that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act applicable to the pending cash tender offer by a wholly owned subsidiary for all outstanding shares of common stock of McWhorter Technologies, Inc. (NYSE: MWT) has expired. The tender offer remains subject to the other conditions listed in the Offer to Purchase. The tender offer is scheduled to expire at 12:00 midnight, New York City time, on Friday, June 9, 2000, unless extended.

Headquartered in Kingsport, Tenn., Eastman manufactures and markets plastics, chemicals and fibers. The company employs 15,000 people in more than 30 countries and had 1999 sales of US$4.6 billion.


                                      # # #